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                                                                    Exhibit 4.3


                              CONSULTING AGREEMENT


1.    PARTIES

      (a)   CONSULTANT.

      This Agreement is entered into as of June 1, 2001 by and between Rotary Power International, Inc., a Delaware corporation with its principal office at P.O. Box 128, Wood-Ridge, New Jersey 07075-0128 (the "Company"), and William Tomol, an individual residing at 526 Deerfield Gardens SE, Calgary, Alberta, Canada T2J 6W4 (the "Consultant").

      (b)   ENGINEERING COMPANY.

      This agreement is entered into as of June 1, 2001, by and between Rotary Power International, Inc., a Delaware corporation with its principal office at P.O. Box 128, Wood-Ridge, New Jersey 07075-0128 (the "Company"), and Disenvisol Incorporated (c/o President William Tomol) an engineering company located at 526 Deerfield Gardens SE, Calgary, Alberta, Canada T2J 6W4 (the "Engineering Company") hereinafter with the company referred to collectively as the parties.


2.    ENGAGEMENT

      The Company hereby agrees to engage the Consultant, and the Engineering Company, and the Consultant and the Engineering Company, in consideration of such engagement, hereby agree to provide consulting and engineering services as further described in but not limited to Section 3 and Section 4 below, such services to be provided only as requested by the Company.


3.    STATEMENT OF SERVICES - CONSULTANT

      (1) A written assessment detailing the potential of purposed buildings for both the new R&D facility (New Jersey) and the main assembly facility (Nova Scotia).

      (2) Provision of all engineering drawings and associated services for the sites that will be chosen for both the R&D facility and the main assembly facility. This may include the following:

            (a) To coordinate, assist and develop all levels of the procurement requirements.

      (3) Assisting in the continuing development of the business plan for the main assembly/ manufacturing facility in an engineering capacity.

      (4) Evaluating the current R&D assembly process of the Series 70 2-rotor rotary engines and provide the necessary schedules, assembly manuals and technician training programs for a fully developed main production process. This will apply for all models of the Series 70 rotary engines.

      (5) The above mentioned (item #4) will also apply to the Series 580 rotary engines as well.


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      (6)   Provision of any miscellaneous engineering information that may be required for the continuing success of the rotary engines.

      3.1. Consultant will take guidance and directions from the President and the Vice President, Finance of the Company.

      3.2. Service provided by Consultant shall be as an independent contractor.

      3.3 Consultant will be expected to provide monthly reports of his activities hereunder.


4.    STATEMENT OF SERVICES - ENGINEERING COMPANY

      (1) Provision of all engineering drawings and associated services for the sites that will be chosen for both the R&D facility and the main assembly facility. This may include the following:

            (a) All engineering drawings and the associated engineering disciplines to complete a proper engineering package. (Layout, Piping, Structural, etc.)

            (b) To oversee and coordinate the construction phase for the R&D facility and the main assembly plant.

            (c)   To obtain all permits required for the plant(s) construction.

            (d) To ensure that the engineering drawings are certified and checked by qualified engineers in the respected disciplines.

            (e) To provide a "TURN-KEY" operating facility for both the R&D and main assembly facilities. This will include proper engineering data books with all the pertinent information of the facilities including "AS- BUILT" drawings.

      4.1. Engineering Company will take guidance and directions from the President and the Vice President, Finance of the Company.

      4.2. Service provided by Engineering Company shall be as an independent contractor.

      4.3 Engineering Company will provide monthly reports of its activities hereunder.

The term of this Agreement shall be from the date of this Agreement to December 31, 2002 subject to paragraph 6.3 herein.


5.    COMPENSATION

      5.1. In consideration of the consulting services performed hereunder, the Company agrees to pay Consultant at rate of U.S. $65.00 per hour.

      5.2 In consideration of the engineering services performed hereunder, the Company agrees to pay the Engineering Company at a rate of U.S. $80.00 per hour.


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      5.3   The Company agrees to reimburse Consultant and Engineering Company for all actual business expenses as may be required in connection with the performance of services. Any major expenditures will be approved by the Company prior to commitment.

      5.4 The Consultant and Engineering Company will submit invoices monthly for consulting services and expenses incurred. Expenses billed to the Company shall be accompanied by supporting documentation. The Company will make payment of these invoices from Consultant and Engineering Company in timely fashion.

      5.5 The Company and Consultant and the Company and Engineering Company may at any time agree that the Company can issue shares of its common stock in satisfaction of any amounts that may hereafter become due and owing to the Consultant and Engineering Company in accordance with this Agreement. The number of shares to be issued by the Company shall be agreed upon with Consultant and Engineering Company in writing and a minimum of 25% any such shares, when issued, shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Company with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of such shares). Any and all costs of filing such registration statement for such shares shall be the responsibility of the Company.


6.    LIMITATIONS

      6.1 Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without prior written consent of the other party.

      6.2 Consultant/Engineering Company represent(s) that there is no conflict of interest between his/its performance in a consulting capacity under this Agreement and his/its relationship with other clients. If at any time in the future it is believed that there is a potential conflict of interest, Consultant/Engineering Company will promptly so advise and the parties will mutually agree in writing on the resolution of this potential conflict.

      6.3 Either the Consultant or the Engineering Company or the Company may terminate this Agreement by giving thirty (30) days written notice of such termination.


7.    NON-COMPETITION

      For the term of this Agreement, Consultant and Engineering Company will not directly or indirectly, in any capacity, without prior written approval by the Company, engage in or render services (including, without limitation, research, development, marketing or sales) to, or have a financial interest in, any person, consultant, corporation or other entity engaged in the rotary engine business.


8.    EXEMPTION FROM COMPANY BENEFIT PLANS, POLICIES AND PROCEDURES

      The Consultant is not an employee of the Company and is, therefore, not entitled to coverage under any of the benefit plans of the Company except as agreed in writing by Consultant and the Company. The Consultant shall not be bound by the policies and procedures of the Company but will conduct himself in accordance with paragraph 3.1 herein.


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9.    FACILITIES AND SUPPORT

      The Company shall provide Consultant with office space, equipment and support reasonably necessary to perform the tasks which are performed on the premises of the Company. The Consultant is responsible to provide facilities and equipment necessary outside the premises of the Company.


10.   CONFIDENTIAL INFORMATION

      Consultant and Engineering Company will not disclose any trade secrets or confidential information identified as such by the Company to any person, consultant, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Consultant and Engineering Company make use of any such trade secrets or confidential information for his/its own purpose or for the benefit of any person, consultant, corporation, or other entity, except as authorized in writing by the Company. Consultant and Engineering Company agree(s) to deliver to the Company upon termination of this Agreement, or at any other time the Company may request, any proprietary or confidential material supplied to the Consultant and Engineering Company during the term of this Agreement and which the Company has previously identified as such, relating to the business of the Company which he/it may then possess or have under his/its control. However, there shall be no restriction on disclosure or use of information which is publicly known other than as a result of a breach of this Agreement, or which becomes legally available at any time from a third party without restriction. Confidential information obtained while an employee of the Company shall be specifically covered by this clause.


11.   PROPERTY OF COMPANY

      All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically, improvements to existing inventions conceived by the Consultant and Engineering Company that were developed in relation to performance of the Consultant's and the Engineering Company's assignments for the Company, shall be the property of the Company. Consultant and Engineering Company shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this paragraph.


12.   MISCELLANEOUS

      NOTICES: All notices pertaining to this Agreement shall be in writing and shall be transmitted either by personal hand delivery or through the facilities of the United States Postal Service, certified or registered mail, return receipt requested. The addresses set forth in the first paragraph of this Agreement for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given. Notices shall be deemed to have been given at the time of delivery if transmission is by personal hand delivery or, if mail, forty-eight (48) hours after deposited in a regularly maintained receptacle of the United States Postal Service for mailing as aforesaid.

      CAPTION HEADINGS: Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed part of the context of this Agreement.

      ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties hereto, and supersedes any written or oral agreement between the parties concerning the subject matter contained herein. There are no representations, agreements, arrangement or understandings, oral or written, between or among


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the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

      AMENDMENT: This Agreement may only be amended by the written consent of both parties at the time of such amendment.

      GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey. In the event of any litigation arising out of any dispute in connection with this Agreement, the Company and Consultant and Engineering Company hereby consent to the jurisdiction of the New Jersey courts.

      COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one agreement.

      SEVERABILITY: In the event any provision of this Agreement is held to be invalid, void or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.


13.   RENEWAL

      The parties may agree to renew this Agreement at any time by written instruments signed by the parties. It is anticipated that each such renewal shall be upon the same terms and conditions as herein provided, except for necessary changes in dates, scope of work, or total compensation.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





WILLIAM TOMOL                             ROTARY POWER INTERNATIONAL, INC.
(the Consultant)                                (the Company)



/s/ William Tomol                         By: /s/ Ronald G. McKeown
---------------------------------            ----------------------------------
William Tomol                                Name: Ronald G. McKeown
                                             Title:   President & CEO



DISENVISOL INCORPORATED
(the Engineering Company)



By: /s/ William Tomol
    -----------------------------
   Name:  William Tomol
   Title: President



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